Exhibit 99.1

Shea Homes Limited Partnership and Shea Homes Funding Corp. Announce Tender Offer and Consent Solicitation for Any and All of Its Outstanding 8.625% Notes due 2019

Immediate Release

For Information Contact:

Andrew Parnes

(909) 594-0954

Walnut, Calif., March 9, 2015

Shea Homes Limited Partnership (the “Company”) and Shea Homes Funding Corp. (the “Funding Corp.” and, together with the Company, the “Issuers”) announced today they have commenced a cash tender offer for any and all of the $750 million outstanding principal amount of their 8.625% Senior Secured Notes due 2019 (the “Notes”). In connection with the Tender Offer, the Issuers are also soliciting consents for certain amendments to the indenture (the “Indenture”) governing the Notes (the “Consent Solicitation”). The Tender Offer and the Consent Solicitation are being made upon the terms and subject to the conditions described in the Company’s Offer to Purchase and Consent Solicitation Statement dated March 9, 2015 (the “Offer to Purchase”) and the related consent and letter of transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on April 3, 2015, unless extended or earlier terminated (the “Expiration Time”).

Holders who validly tender their Notes and provide their consents to the proposed amendments to the Indenture prior to 5:00 p.m., New York City time, on March 20, 2015, unless extended or earlier terminated (the “Consent Payment Deadline”), will be eligible to receive the total consideration offered in the Tender Offer equaling $1,053.07 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes. Holders who validly tender their Notes after the Consent Payment Deadline, but prior to the Expiration Time, will be eligible to receive the tender offer consideration offered in the Tender Offer, which equals $1,033.07 per $1,000 principal amount of the Notes, but will not be eligible to receive the consent payment. In addition, holders whose Notes are purchased in the Tender Offer will receive accrued and unpaid interest on their purchased Notes up to, but not including, the applicable settlement date for such Notes.

In the Consent Solicitation, the Issuers are soliciting from holders of the Notes consents to proposed amendments to the Indenture, which would eliminate substantially all of the restrictive covenants and certain events of default in the Indenture and amend certain other provisions of the Indenture. Adoption of the proposed amendments requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes (excluding any Notes owned by Issuers or any of their affiliates). Any holder who tenders Notes pursuant to the Tender Offer must also deliver a consent in respect of such tendered Notes to the proposed amendments. A Holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates. Notes tendered may only be withdrawn, and related consents revoked, prior to 5:00 p.m., New York City time, on March 20, 2015, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

Consummation of the Tender Offer and the Consent Solicitation is subject to the satisfaction or waiver of certain conditions set forth in the Offer to Purchase, including execution of a supplemental indenture effecting the proposed amendments and satisfactory financing arrangements in an amount that, when combined with cash on hand, will be sufficient to fund the purchase of the Notes tendered in the Tender Offer.

The Company has engaged J.P. Morgan to act as the dealer manager and solicitation agent for the Tender Offer and the Consent Solicitation, and D.F. King & Co., Inc. to serve as the tender and information agent for the Tender Offer and the Consent Solicitation.

Requests for documents may be directed to D.F. King & Co., Inc. by telephone at (866) 388-7535 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to J.P. Morgan at (800) 245-8812 (US toll-free) and (212) 270-1200 (collect).

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes. The Tender Offer and the Consent Solicitation are being made solely by the Offer to Purchase and the related consent and letter of transmittal, which sets forth the complete terms and conditions of the Tender Offer and Consent Solicitation.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements are not guarantees. The Company believes that its expectations reflected in the forward-looking statements are based on its reasonable beliefs, assumptions and expectations, and have taken into account all information currently available to the Company. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. The Company can give no assurance that any of the events anticipated by its forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations and financial condition. The Company undertakes no obligation to update or revise its forward-looking statements to reflect events or circumstances that arise after the date of this press release.